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FOR IMMEDIATE RELEASE

WEDGESTONE FINANCIAL ANNOUNCES MANAGEMENT CHANGES

CONTACT:   DAVID L. SHARP, PRESIDENT
           818-960-6762


IRWINDALE, CALIFORNIA (JULY 2, 1997) Wedgestone Financial (OTC-WDGF) today announced that Jeffrey S. Goldstein, the Company's President, has resigned to pursue other opportunities. Mr. Goldstein will continue to serve on the Company's Board of Trustees. David L. Sharp, the Chief Executive Officer of Wedgestone Automotive Corp., the Company's principal operating subsidiary, has been named President of the Company. In addition, Eric H. Lee, the Chief Financial Officer of Wedgestone Automotive Corp., has been named Chief Financial Officer of the Company.

     Mr. Sharp has served as the Chief Executive Officer of Wedgestone Automotive Corp. since November 19, 1994. From 1989 to 1994, Mr. Sharp served as President of Standun, Inc. and its Fey Automotive Products division, which was acquired by the Company in November 1994. Prior thereto, Mr. Sharp served in various capacities with Standun's subsidiaries and divisions.

     Mr. Lee has served as the Chief Financial Officer, Treasurer and Secretary of Wedgestone Automotive Corp. since November 1994. From January 1994 until November 1994, Mr. Lee served as Chief Financial Officer of Standun and from February 1993 until January 1994 as Controller of the Fey Automotive Products division. From 1991 to 1993, Mr. Lee served as President and Chief Operating Officer of Synthane Taylor, a subsidiary of ALCO Industries. Prior thereto, Mr. Lee served in various management positions within the electronics industry.

     Wedgestone is primarily engaged in the business of manufacturing automotive parts for the light duty truck aftermarket. The Company distributes its products through its national distribution system and has two manufacturing plants located in Irwindale, California and St. James, Minnesota.